SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) September 14, 2000
                                  ------------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313) 556-5000
                                                         --------------


















                                      - 1 -

ITEM 5. OTHER EVENTS

      On September 14 2000, General Motors Corporation (GM) and Suzuki Motor Corporation of Japan (Suzuki) issued a press release to announce a series of actions aimed at further strengthening their existing strategic alliance including the increase of GM's equity ownership in Suzuki to 20 percent, an agreement to produce the jointly developed Chevrolet YGM-1 concept car, and the exchange of personnel. The release is as follows:

GM/Suzuki Further Strengthen Strategic Alliance

Tokyo, Japan - General Motors and Suzuki Motor Corporation of Japan announced today a series of actions aimed at further strengthening their existing strategic alliance.

GM will increase its equity ownership in Suzuki to 20 percent, an investment that is expected to be earnings accretive to GM within a year. In addition, GM and Suzuki agreed to produce the jointly developed Chevrolet YGM-1 concept car beginning in September 2001. The companies also will exchange personnel in key functional areas, and agreed to include GM representation on the Suzuki Board of Directors.

GM will invest approximately $600 million in Suzuki, which will increase its ownership in the company from 10 percent to 20 percent, primarily with the issuance of new shares. GM's investment will be used to support the development of an extended model line-up based of the new Chevrolet YGM-1 passenger car, as well as other new joint vehicle development projects and manufacturing and distribution initiatives.

In order to facilitate the various collaborative projects, the companies will exchange additional personnel in key areas such as product planning, design, engineering, research and development, and purchasing. Also, GM Chairman John F. Smith, Jr. will join the Suzuki Board of Directors at the next General Shareholders Meeting in June 2001.

Osamu Suzuki, Chairman and CEO of Suzuki Motor Corporation said, "The time is right to further enhance our strategic alliance. This announcement comes on the second anniversary of the first strategic alliance agreement when GM increased its equity investment in Suzuki to 10 percent. Over the last two years, we have been able to successfully realize our joint European small car project and our joint project in Argentina, both of which had start of productions earlier this year. We have also made great progress with the jointly developed YGM-1. We are now working on a number of new joint GM/Suzuki initiatives in all four major regions of the world that will strengthen our overall global relationship." According to Smith, "This strengthened alliance with Suzuki is a critical part of our growth strategy in this region. We will expand our cooperation in areas such as R&D, purchasing, finance and information systems to further leverage resources. In addition, we see tremendous opportunities for expanding cooperation in the small-sized end of the car market - especially in Asia but also in other markets."

Smith added that the closer cooperation between the two companies could generate significant combined annual benefits.







                                      - 2 -

The YGM-1 concept car, revealed last year at the Tokyo Motor Show, will go into production at Suzuki's Kosai Plant with a start of production of September 2001. "We are absolutely thrilled that GM will be able to build this jointly developed vehicle at Suzuki's mother plant in Japan," said Rudolph A. Schlais, Jr., President of GM Asia Pacific. "This is strong evidence that our joint small car strategy is working. It will be among the first of many jointly developed vehicles with Suzuki and our other alliance partners for the Asian region and is consistent with GM Asia Pacific's strategy of sourcing Asian derived vehicles for the region."

The YGM-1 announcement is the latest of a number of joint GM/Suzuki initiatives that have been implemented recently. In July, GM and Suzuki announced a joint distribution initiative in the Philippines involving Suzuki's participation in the GM Autoworld retail concept. In August, GM and Suzuki announced that Chevrolet will be distributing a sporty model based on the Suzuki Wagon R + vehicle in Japan under the Chevrolet MW model name. A similar approach will be considered throughout the region. In addition, this month GM and Suzuki agreed that Suzuki will invest in the GM Colmotores operation in Colombia. This move will support production of a new Suzuki model at GM Colmotores, which will be distributed through the Chevrolet distribution system.

GM and Suzuki are targeting to close this transaction in early 2001 following clearance from regulators in the respective countries.



                                      # # #


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    September 14, 2000
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                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)
















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